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Exhibit 99.1

FOR IMMEDIATE RELEASE                                 Contact:  Robert J. Sutton
                                                           Senior Vice President
                                                              (717) 796-6100

                 BALANCED CARE ANNOUNCES ORGANIZATIONAL CHANGES

Mechanicsburg, PA, November 19, 2001----Balanced Care Corporation (AMEX:BAL), an integrated operator of assisted living communities and related services, announced today the resignation of Brad E. Hollinger, Chairman, President and CEO of the Company, as well as David L.Goldsmith and Edward R. Stolman, members of the Board of Directors.

Mr. Hollinger, co-founder of Balanced Care, engineered the growth of the Company from concept to its peak portfolio of 87 communities in 11 states. The Company grew aggressively under his direction and accessed the public market within three years of formation. Mr. Hollinger was also successful in securing a major financial sponsor, IPC Advisors S.a.r.l., which provided needed capital during the ensuing industry downturn.

Barry Reichmann, speaking on behalf of the Company's Board of Directors, stated, "We deeply regret the departure of Mr. Hollinger. He was instrumental in the Company's growth and his leadership was unwavering during the Company's difficult times. Mr. Goldsmith and Mr. Stolman have provided valuable guidance and support to management over the last several years and we are grateful for their service."

Gary Goodman, currently a Director of Balanced Care, has been appointed Chairman of the Board of Directors of the Company. Mr. Goodman also serves as Executive Vice President of Reichmann International Development Corporation and affiliates.

Dick Richardson, currently President of CPL Management LLC, will serve as interim CEO of the Company. Mr. Richardson has extensive experience in the long term care industry.

Balanced Care currently operates 58 facilities with system-wide capacity of 4,063 residents. The Company utilizes assisted living facilities as the primary service platform to provide an array of health care and hospitality services, including


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preventive care and wellness, Alzheimer's/dementia care and, in certain markets, extended care services.

Except for the historical information contained in the press release, the matters discussed herein contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include risks associated with, among other things, substantial debt and operating lease payment obligations, managing rapid expansion, the need for additional financing, the possibility of rising interest rates, securing necessary licensing and permits, construction delays, cost increases on new construction and increased competition. These and other risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and other reports filed with the Securities and Exchange Commission.


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